CERTIFICATE OF AMENDMENT
                     OF THE CERTIFICATE OF INCORPORATION
                                      OF
                     COMPUTER OUTSOURCING SERVICES, INC.
               UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW


               WE THE UNDERSIGNED, Zach Lonstein and Jeffery Millman, being respectively the Chairman of the Board and Chief Executive officer and Secretary of Computer Outsourcing Services, Inc, hereby certify:

          1.The original name of the corporation was Commercial On-Line Systems, Inc. and the present name is Computer Outsourcing Services, Inc.

          2.The certificate of incorporation of said corporation was filed by the Department of State on October 22, 1984.

          3.(a) The cerificate of incorporation is amended to increase the number of authorized shares of common stock from 7,000,000 to 10,000,000 shares.

            (b) To effect the foregoing, Article 4 of the cerificate of incorporation is amended to read in its entirety as follows:


                    4.1 AUTHORIZED  CAPITAL STOCK. The total number of shares of stock which the Corporation shall have authority to issue is 11,000,000, consisting of 1,000,000,shares of preferred stock, par value $0.01 per share ("Preferred Stock"), and 10,000,000 shares of common stock, par value $0.01 per share ("Commom Stock")


          4. The amendment was authorized in the following manner:

              On February 11, 1998 the Board Of Directors unanimously adopted a resolution approving the amendment and the shareholders of the corporation approved the amendment by the requisite vote at the 1998 Annual Meeting of Stockholders of Computer Outsourcing Services, Inc. held on June 3, 1998.


              IN WITNESS WHEREOF, we have signed this certifcate on June 3, 1998 and we affirm the statements contained therein as true under the penalties of perjury.

                                       /s/
                                                     --------------------------
                                                     Zach Lonstein
                            Chairman of the Board and
                             Cheif Executive officer


                                       /s/
                                                     --------------------------
                                                     Jeffery Millman
                                                     Secretary